Exhibit 99.1

Kenexa Announces Progress on Share Repurchase Program

Reaffirms growth outlook for full year 2007 and 2008

Provides non-GAAP EPS guidance for 2008

WAYNE, Pa. – December 7, 2007 – Kenexa (Nasdaq: KNXA), a leading provider of talent acquisition and retention solutions, today announced that it has made significant progress against the stock repurchase program that it announced on November 8, 2007. The company’s Board of Directors authorized the repurchase of up to 2 million shares of the company’s common stock, and the company is announcing today that it has completed the repurchase of over 1 million shares since the announcement of the repurchase program.

Rudy Karsan, chief executive officer of Kenexa, said, “At the time we announced our share buyback program, we stated that we believed it was in the best interest of our long-term shareholders because of our growth, profitability and cash flow outlook. We have reaffirmed our 2007 financial outlook provided on November 7, and we believe our immediate execution on the share repurchase program provides further evidence of the conviction we have in the health of our business and financial outlook through 2008.”

As a result of the progress made against the company’s share repurchase program, the company currently expects to have approximately 24.5 million weighted average shares outstanding for the full year 2008. Combined with expected annual revenue growth of 22% to 25% and consistent 20+% non-GAAP operating margins, the company currently expects to deliver non-GAAP EPS of $1.38 to $1.42 for the full year 2008. This includes the expected impact of approximately $2 million in one time related costs associated with the move of employees between the company’s Asia Pacific offices during the first half of 2008.

Don Volk, chief financial officer of Kenexa, said, “Based on our current multi-year customer contracts, continued strength in the company’s renewal rates and pipeline of new opportunities, we are optimistic that the company will deliver revenue of approximately $221 to $227 million in 2008.”  Volk added, “We expect to begin 2008 with year-over-year growth around the lower-end of our full year growth target, after adjusting the comparable 2007 quarter by $1.5 million to take into consideration the previously disclosed customer that was lost in the third quarter of 2007. As we proceed through 2008 and anniversary that lost customer in the third quarter, we expect our quarterly year-over-year growth to be around the upper-end or above our full year growth target.”

Volk concluded, “We believe our 2008 outlook of 22% to 25% revenue growth, 20+% non-GAAP operating margins and continued strength in cash flow positions Kenexa uniquely in the software-as-a-service market.”

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements may contain, among other things, guidance as to future revenue and earnings, operations, expected benefits from the BrassRing transaction, prospects of the business generally, intellectual property and the development of products. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions (including BrassRing). Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Kenexa believes that non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Kenexa’s financial condition and results of operations. The Company’s management uses these non-GAAP results to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budget and planning purposes. These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the Company’s Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors.

Management of the Company does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of such non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. Kenexa urges investors and potential investors in the Company’s securities to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

The Company’s non-GAAP financial measures exclude stock-based compensation, amortization of acquired intangible assets related to the Company’s acquisitions, and one-time research and development credits and the related consulting fees incurred to identify those credits.

About Kenexa

Kenexa Corporation (Nasdaq: KNXA) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, onboarding, employment process outsourcing, employment branding, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

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Contact

MEDIA CONTACT:

Sarah Teten	Jeanne Achille
Kenexa (800) 391-9557 sarah.teten@kenexa.com	The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty
ICR
(617) 956-6730
kdoherty@icrinc.com